AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 18, 2002

                                                REGISTRATION NO. 333-99825
	Post Effective Amendment #2

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8 POS
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                             GROUP MANAGEMENT CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                              59-2919648
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                       12503 EXCHANGE BOULEVARD, SUITE 554
                             STAFFORD, TEXAS  77477
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                              Consulting Agreements
                              Employment Agreements
                            Legal Services Agreements
                            (Full Title of the Plan)
                              ____________________

                                 Elorian Landers
                       12503 Exchange Boulevard, Suite 554
                             Stafford, Texas  77477
                                 (281) 242-4744
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

Rosenfeld, Goldman & Ware, Inc.
101 Marietta St., Suite 1070
Atlanta, GA 30303
(404)522-1202




CALCULATION  OF  REGISTRATION  FEE



Title of Securities     Amount to be   Proposed Maximum            Proposed Maximum           Amount of
to be Registered        Registered     Offering Price per Share    Aggregate Offering Price   Registration Fee
----------------------  -------------  --------------------------  -------------------------  -----------------
Common Stock,
par value $0.001        5,000,000(2)  $                 0.07(1)  $                 350,000  $           32.20
----------------------  -------------  --------------------------  -------------------------  -----------------

TOTAL REGISTRATION FEE  5,000,000     $                 0.07     $                 350,000  $           32.20


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask price as reported by the NASDAQ Over-The-Counter Bulletin Board on October 18, 2002.

(2) Represents shares of Common Stock to be issued to consultants, employees, and legal counsel of the Company.






                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS



THE PURPOSE OF THIS POST-EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION
STATEMENT NO. 333-99825 ON FORM S-8 (THE "REGISTRATION
STATEMENT") OF GROUP MANAGEMENT CORP. IS: TO REGISTER ADDITIONAL
SHARES FOR EMPLOYEES AND CONSULTANTS AND TO CORRECT CLERICAL
ERRORS IN THE REGISTRATION STATEMENT.




The registrant hereby states that the contents of the S-8 Registration Statement filed on September 18, 2002, SEC file # 333-99825, are hereby incorporated by reference into the post effective amendment #2 filed on or about November 18, 2002.









ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Rosenfeld, Goldman & Ware, Inc., counsel to the Company.

Mr. Thomas Ware, principal of Rosenfeld, Goldman & Ware, Inc., is the beneficial owner of 2,160,000 shares of Common Stock of the Company as of October 18, 2002.





Exhibits:


 5.1     Opinion  of Rosenfeld, Goldman & Ware, Inc.
23.1	Consent  of Rosenfeld, Goldman & Ware, Inc.
 (included in Exhibit 5.1)















Exhibit 5.1


Rosenfeld, Goldman & Ware, Inc.
Attorneys at law
101 Marietta St.
Suite 1070
Atlanta, GA 30303
404-522-1202
404-522-1447 fax
rgwinc@mindspring.com


October 18, 2002



We hereby consent to the filing of this opinion as an exhibit to a the Registration Statement and to the reference to our firm under the caption Legal Matters in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

 Very truly yours,

/s/ Rosenfeld, Goldman & Ware, Inc.
-------------------------------
ROSENFELD, GOLDMAN & WARE, INC.






EXHIBIT 23.1 ----------- OPINION OF COUNSEL
[LETTERHEAD OF ROSENFELD, GOLDMAN & WARE, INC.]
Attorneys at Law

October 18, 2002



Group Management Corp.
Board of Directors

Atlanta, GA 30303

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by Group Management Corp., a Delaware corporation.


Dear Board of Directors: As counsel for Group Management Corp., a Delaware corporation (the "Registrant" or the "Company"), and in connection with the issuance of 5,000,000 shares of the
Company's common stock, $0.001 par value per share (the
"Securities") for consulting services provided by the
consultants I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and
as to which this opinion is to be filed as an exhibit. As you are aware, no services to be performed and billed to the Company which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities which are Registered on Form S-8. Further, as set forth in SEC Release No. 33-7646, while the Company may contract for consulting services with an entity that is not a natural person, the securities to be
registered on Form S-8, must be issued to the a natural person or persons working for the consulting entity who provided bona fide services to the Company. In this regard it is my
understanding that said shares will be issued to the employees and consultants listed on exhibits A, attached hereto and made a part hereof. In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or
copies of the following documents, to wit:
1.	Articles of Incorporation and all restatements and amendments thereto;
2.	 By-laws and all restatements and amendments thereto;
3.	Registration Statement on Form 10-SB, and all amendments
thereto;
4.	Quarterly Reports on Form 10-QSB for the quarter ended ,
as amended and June 30, 2002;
5.	The Annual Report on Form 10-KSB for the fiscal year ended
December 31, 2001;
6.	 as amended, and all quarterly and period reports filed by the
Company thereafter to date;


 I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed SEC Release No. 33-7646 pertaining to the Final Rule of the Securities and Exchange Commission adopting amendments to Form S-8. Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities to be issued and registered will be natural persons and have provided bona fide services to the Company, and that none of the services performed by the recipients shall be or were be related in any way to "capital raising transactions." Based upon the foregoing and in reliance thereon, it is my opinion that the Securities to be issued for bona fide consulting services, will, upon their issuance and delivery to the recipients thereof, who are natural persons, be deemed duly and validly authorized, legally issued and fully paid and non-assessable. This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other party or under any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued. Further, this opinion is limited to the corporate laws of the State of Delaware and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction. This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendment thereto; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.


Sincerely,

/S/  Rosenfeld, Goldman & Ware, Inc.
______________________________________
Rosenfeld, Goldman & Ware, Inc.







Millions of shares

NAME			SHARES
Charles Peterson	0.150
Brian Lebrecht	        0.200
Michael Bradle	        0.400
Jason Genet		0.400
Richard H. Walker	0.200
Eric Bauchman	        0.150
Richard P. Stanton 	0.200
Bridget Eddison	        0.050
Steve Landers		0.050
Richard Twardowski	0.050
Elorian Landers	        0.050




SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stafford, State of Texas, on October 18, 2002.

                                    Group Management Corp.

                                    /s/ Elorian Landers
                                    -----------------------------------------
--
                                    By:    Elorian Landers
                                    Its:   Chief Executive Officer and
Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Elorian Landers
-----------------------------------------
Elorian Landers, Chief Executive Officer
and Director (Principal Executive Officer
and Principal Financial Officer and
Principal Accounting Officer)

/s/ Thomas McCrimmon
-----------------------------------------
Thomas McCrimmon, Director